Exhibit 10.1

January 12, 2006

John A. Krol
Lead Director
Tyco International Ltd.
90 Pitts Bay Road
Pembroke, HM 08 Bermuda

Employment Agreement (the "Employment Agreement") dated as of July 25, 2002 by and between Edward D. Breen and Tyco International Ltd. (the "Company")

Dear Jack:

        I am writing to waive and do hereby waive any and all claims that (1) any change in my position, authority, duties or responsibilities contemplated by and directly resulting form the consummation of the transactions described in the Form 8-K to be filed by the Company on January 13, 2006 constitutes "Good Reason" under Section 7(e)(i) of the Employment Agreement (including, for example, any claim that the consummation of such transactions results in a significant diminution in my position, authority, duties or responsibilities because the Company has been reduced in size) or (2) a transfer of my employment from the Company to an affiliate of the Company in connection with such transactions constitutes a termination of my employment for purposes of the Employment Agreement, provided that (i) such affiliate expressly assumes and agrees to perform all of the Company's obligations under the Employment Agreement and (ii) I will not be required to relocate to a principal place of employment more than 60 miles form my current principal place of employment with the Company. My waiver will not act as a bar for a claim that I may have Good Reason on any other grounds.

        If this letter accurately sets forth our agreement on the subject matter hereof, please so indicate by signing the enclosed copy of this letter in the space provided below and returning it to me.

Yours truly,
/s/ Edward D. Breen
Edward D. Breen
UNDERSTOOD AND AGREED
/s/ John A. Krol
John A. Krol

Dated this 12th day of January, 2006.